UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 16, 2022
Commission File Number 1-13610
CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	75-6446078
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
17950 Preston Road, Suite 600, Dallas, TX 75252	(972) 349-3200
(Address of Principal Executive Offices)	(Registrant's telephone number)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CMCT	Nasdaq Global Market
Common Stock, $0.001 Par Value	CMCT-L	Tel Aviv Stock Exchange
Series L Preferred Stock, $0.001 Par Value	CMCTP	Nasdaq Global Market
Series L Preferred Stock, $0.001 Par Value	CMCTP	Tel Aviv Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement
On December 16, 2022, certain wholly-owned subsidiaries of Creative Media & Community Trust Corporation (the “Company”), consisting of 9460 Wilshire Blvd (BH) Owner, L.P., CIM/11600 Wilshire (Los Angeles), LP, CIM/11620 Wilshire (Los Angeles), LP, 1130 Howard (SF) Owner, L.P., CIM Urban REIT Properties IX, L.P., CIM/J Street Hotel Sacramento, L.P., CIM/J Street Garage Sacramento, L.P., and Two Kaiser Plaza (Oakland) Owner, LLC (each a “Borrower” and, together, the “Borrowers”), entered into an Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders from time to time party thereto (the “Credit Agreement”). The Credit Agreement amended and restated the Borrowers’ existing Credit Agreement, dated as of October 30, 2018 (as amended from time to time thereafter, the “Existing Credit Agreement”). All amounts borrowed under the Credit Agreement are guaranteed by the Company and CIM Urban Partners, L.P., a wholly-owned indirect subsidiary of the Company (“CIM Urban”) pursuant to an Amended and Restated Guaranty, dated as of December 16, 2022 (the “Guaranty”), by the Company and CIM Urban in favor of JPMorgan Chase Bank, N.A., as administrative agent.
The Credit Agreement consists of a $150,000,000 secured revolving credit facility (the “Revolving Facility”) and a $56,230,000 secured term loan facility (the “Term Facility” and together with the Revolving Facility, the “Facility”). Proceeds of the Term Facility were applied on the closing date to repay all of the outstanding revolving borrowings under the Existing Credit Agreement and to pay certain of the fees and expenses incurred in connection with the entry of the Credit Agreement. At closing of the Credit Agreement, no amount was drawn under the Revolving Facility. Borrowings under the Revolving Facility may be used for general corporate purposes. Borrowing availability under the Facility is subject to compliance with a borrowing base formula based on the value of certain borrowing base properties comprising the collateral for the Facility, as set forth in the Credit Agreement.
The Facility has an initial maturity date of December 16, 2025, which may be extended at the option of the Borrowers for up to two additional one-year periods, subject to customary closing conditions, pursuant to the terms of the Credit Agreement. Borrowings under the Credit Agreement are required to be repaid on the maturity date.
Borrowings under the Facility bear interest at the applicable margin plus an alternate base rate or Term SOFR. The applicable margin is 2.5% per annum with respect to loans accruing interest based on Term SOFR and 1.5% with respect to loans accruing interest based on the alternate base rate.
The Company is subject to certain financial maintenance covenants under the Credit Agreement, including (a) a maximum consolidated leverage ratio of 60% (b) a minimum consolidated net worth based on 75% of consolidated net worth as of June 30, 2022, subject to certain adjustments after the closing date, (c) a minimum fixed charge coverage ratio of 1.05 to 1.00, in each case subject to the terms and conditions set forth in the Credit Agreement.
In addition, the Credit Agreement and related documents include other representations and warranties, affirmative and negative covenants and events of default.
The foregoing description of the Credit Amendment and Guaranty do not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and Guaranty, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively to this current report on Form 8-K and are incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1	Amended and Restated Credit Agreement, dated as of December 16, 2022, among each Borrower party thereto, each lender party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.
10.2
Amended and Restated Guaranty, dated as of December 16, 2022, by Creative Media & Commercial Trust Corporation and CIM Urban Partners, L.P., as guarantors, in favor of JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CREATIVE MEDIA & COMMUNITY TRUST CORPORATION
Dated: December 20, 2022	By:	/s/ David Thompson David Thompson Chief Executive Officer